Exhibit 99.1

Schnitzer Reports Second Quarter 2019 Financial Results

Benefits from Productivity Initiatives Tracking Ahead of Schedule

Strong Second Quarter Operating Cash Flow of $35 million

PORTLAND, Ore.--(BUSINESS WIRE)--April 4, 2019--Schnitzer Steel Industries, Inc. (Nasdaq: SCHN) today reported results for its second quarter of fiscal 2019 ended February 28, 2019. The Company reported earnings per share from continuing operations of $0.46 and adjusted earnings per share of $0.48. For the first quarter of fiscal 2019, reported and adjusted earnings per share from continuing operations were $0.57 and $0.58, respectively. In the second quarter of fiscal 2018, the Company’s reported and adjusted earnings per share from continuing operations were $1.42, which included discrete tax benefits of $0.52 per share. For a reconciliation of the adjusted results to U.S. GAAP, see the Non-GAAP Financial Measures provided after the financial statements in this document.

Auto and Metals Recycling (AMR) achieved operating income of $22 million, or $25 per ferrous ton, compared to operating income in the first quarter of fiscal 2019 of $23 million, or $25 per ferrous ton. On a sequential basis, AMR’s performance benefited from additional productivity initiatives and a decrease in selling, general and administrative (“SG&A”) expense, which substantially offset seasonally lower volumes and retail sales, both of which were adversely impacted by unusually severe winter weather, and lower average ferrous net selling prices of 6%.

Cascade Steel and Scrap (CSS) achieved operating income of $6 million, compared to $5 million in the prior year period. The improvement in CSS’s year-over-year performance was driven primarily by a 19% increase in finished steel average net selling prices and benefits from productivity initiatives, partially offset by the increase in the cost of steel-making raw materials and a 25% decrease in finished steel sales volumes which were impacted by construction delays in our West Coast markets resulting from unusually severe winter weather in California and the Pacific Northwest.

“Our team delivered a strong second quarter performance in a challenging environment that reflected declining prices for scrap during the winter months and severe weather in our West Coast and Pacific Northwest markets. AMR’s results reflected benefits from the swift execution of productivity initiatives, which are tracking ahead of schedule, and the team’s ability to optimize purchase volumes and to diversify sales. CSS delivered stronger year-over-year operating and financial results despite weather-related construction delays that impacted sales volumes,” commented Tamara Lundgren, President and Chief Executive Officer. “We generated strong operating cash flow and reduced debt while continuing to return capital to our shareholders through both share repurchases and our quarterly dividend. Looking forward, we remain focused on the execution of our productivity initiatives and our capital investment strategy to support our objectives of lowering processing costs, increasing recovery rates, and further developing products to meet our customers’ needs.”

Summary Results
($ in millions, except per share amounts)
	Quarter
	2Q19	2Q18	Change	1Q19	Change
Revenues	$474	$559	(15)%	$564	(16)%

Operating income	$19	$33	(43)%	$23	(16)%
Asset impairment charges (recoveries), net	—	—	NM	—	NM
Restructuring charges and other exit-related activities	1	—	NM	—	NM
Recoveries related to the resale or modification of previously contracted shipments	—	—	NM	—	NM
Adjusted operating income(1)	$20	$33	(41)%	$23	(15)%

Net income attributable to SSI	$13	$41	(69)%	$16	(20)%

Net income from continuing operations attributable to SSI	$13	$41	(68)%	$16	(20)%

Adjusted net income from continuing operations attributable to SSI(1)	$13	$41	(67)%	$16	(18)%

Diluted earnings per share attributable to SSI	$0.46	$1.42	(68)%	$0.57	(20)%

Diluted earnings per share from continuing operations attributable to SSI	$0.46	$1.42	(67)%	$0.57	(19)%

Adjusted diluted earnings per share from continuing operations attributable to SSI(1)	$0.48	$1.42	(66)%	$0.58	(18)%

(1) See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
NM = Not Meaningful

Auto and Metals Recycling

Summary of Auto and Metals Recycling Results
($ in millions, except selling prices and data per ton; Fe volumes 000s long tons; NFe volumes Ms lbs)
	Quarter
	2Q19	2Q18	Change	1Q19	Change
Total revenues	$386	$450	(14)%	$436	(12)%

Ferrous revenues	$257	$308	(16)%	$299	(14)%
Ferrous volumes	858	896	(4)%	919	(7)%
Avg. net ferrous sales prices ($/LT)(1)	$287	$314	(9)%	$306	(6)%

Nonferrous revenues	$99	$110	(10)%	$104	(5)%
Nonferrous volumes(2)	141	130	9%	153	(8)%
Avg. net nonferrous sales prices ($/lb)(1)(2)	$0.58	$0.72	(19)%	$0.59	(2)%

Cars purchased for retail (000s)	89	102	(13)%	94	(5)%

Operating income	$22	$45	(52)%	$23	(6)%
Operating income per Fe ton	$25	$50	(50)%	$25	1%

Adjusted operating income(3)	$22	$45	(52)%	$23	(6)%
Adjusted operating income per Fe ton	$25	$50	(50)%	$25	1%

(1) Sales prices are shown net of freight.
(2) Excludes platinum group metals (PGMs) in catalytic converters.
(3) See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.

Volumes: Ferrous sales volumes in the second quarter decreased 4% compared to the prior year second quarter and 7% sequentially, primarily due to the adverse impact on supply flows from unusually severe weather conditions, as well as the lower price environment. Nonferrous sales volumes were 9% higher compared to the prior year second quarter mainly due to the timing of shipments, and were 8% lower sequentially due primarily to the impact of the lower supply flows.

Export customers accounted for 60% of total ferrous sales volumes. Our products, including ferrous and nonferrous, were shipped to 22 countries in the second quarter of fiscal 2019, with Bangladesh, South Korea and Turkey representing the top export destinations for ferrous shipments.

Pricing: Average ferrous net selling prices decreased $27 per ton, or 9%, compared to the prior year second quarter, and were down $19 per ton, or 6%, sequentially. Average nonferrous net selling prices decreased 19% compared to the prior year second quarter and decreased 2% sequentially.

Margins: Operating income was $22 million in the second quarter, $1 million, or 6%, lower sequentially and a decrease of $23 million, or 52%, compared to the prior year second quarter. Operating income per ferrous ton of $25 was consistent sequentially and represented a decrease of $25 per ton or 50% from the prior year second quarter. Sequentially, AMR’s performance reflected additional benefits from productivity initiatives and reduced SG&A expense including from lower incentive compensation accruals, which substantially offset seasonally lower sales volumes and retail sales, both of which were adversely impacted by the unusually inclement winter weather. The year-over-year margin compression resulted primarily from the decline in net selling prices for nonferrous and ferrous products which outpaced the reduction in purchase costs for raw materials, partially offset by the benefits from productivity initiatives and lower SG&A expense. Second quarter operating results include an adverse impact from average inventory accounting of $1 million compared to a benefit of $4 million in the second quarter of fiscal 2018 and an immaterial impact in the first quarter of fiscal 2019.

Cascade Steel and Scrap

Summary of Cascade Steel and Scrap Results
($ in millions, except selling prices)

	Quarter
	2Q19	2Q18	Change	1Q19	Change
Steel revenues	$74	$82	(9)%	$101	(27)%
Recycling revenues	16	35	(53)%	29	(44)%
Total revenues	$90	$117	(23)%	$130	(31)%

Operating income	$6	$5	7%	$12	(52)%

Finished steel average net sales price ($/ST)	$737	$619	19%	$747	(1)%
Finished steel sales volumes (000s ST)	94	125	(25)%	119	(21)%

Rolling mill utilization	76%	83%	(8)%	87%	(13)%
(1) Price information is shown after netting the cost of freight incurred to deliver the product to the customer.

Volumes: Finished steel sales volumes in the second quarter were 25% lower year-over-year and down 21% sequentially, primarily due to weather-related construction delays in our West Coast markets resulting from prolonged periods of rain in California and unusually cold weather in the Pacific Northwest. Recycling revenues declined significantly year-over-year and sequentially as a result of lower ferrous export sales and selling prices.

Pricing: Average net selling prices for finished steel products increased 19% from the prior year second quarter, reflecting the impacts of reduced pressure from steel imports and higher costs of steel-making raw materials and other consumables. Average net selling prices decreased 1% sequentially primarily due to the regional sales mix.

Margins: Operating income for the second quarter of fiscal 2019 was $6 million, an improvement from the prior year second quarter. The improved year-over-year performance reflected an expansion in finished steel margins resulting from higher average net selling prices and benefits from productivity initiatives, partially offset by the increase in the cost of steel-making raw materials, the impact of the lower finished steel sales volumes and higher costs associated with planned maintenance. Sequentially, operating income declined by $6 million driven primarily by the impact of the lower sales volumes and higher production costs associated with planned maintenance.

Corporate Items

In the second quarter of fiscal 2019, consolidated financial performance included Corporate expense of $8 million, a decrease of $9 million from the prior year second quarter and a decrease of $4 million sequentially, driven primarily by lower incentive compensation accruals and, compared to the prior year, lower legal and professional services expenses.

The Company made significant progress in implementing and executing the productivity initiatives targeting $35 million in benefits announced earlier in fiscal 2019. Consolidated results in the second quarter of fiscal 2019 reflected approximately $9 million of benefits from these measures, of which approximately $7 million were achieved by AMR and the remainder by CSS and Corporate. The Company expects to achieve at least 75% of the total targeted benefits in fiscal 2019, with the full amount expected to be achieved in fiscal 2020.

The Company’s effective tax rate for the second quarter of fiscal 2019 was an expense of 22.3%.

The second quarter of fiscal 2019 reflected operating cash flow of $35 million. Total debt at the end of the second quarter of fiscal 2019 was $163 million, and debt, net of cash, was $150 million, a decrease compared to $169 million and $157 million, respectively, at the end of the first quarter of fiscal 2019 (refer to Non-GAAP Financial Measures provided after the financial statements in this document).

Pursuant to its ongoing authorized share repurchase program, during the second quarter the Company repurchased approximately 263,000 shares, or almost 1%, of its Class A common stock in open market transactions. The Company also returned capital to shareholders through its 100th consecutive quarterly dividend.

Analysts’ Conference Call: Second Quarter of Fiscal 2019

A conference call and slide presentation to discuss results will be held today, April 4, 2019, at 11:30 a.m. Eastern hosted by Tamara Lundgren, President and Chief Executive Officer, and Richard Peach, Senior Vice President, Chief Financial Officer and Chief of Corporate Operations. The call and the slides will be webcast and accessible on the Company’s website under Company > Investors > Event Calendar at www.schnitzersteel.com/events.

Summary financial data is provided in the following pages. The slides and related materials will be available prior to the call on the website.

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled metal products in North America with operating facilities located in 23 states, Puerto Rico and Western Canada. Schnitzer has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company’s integrated operating platform also includes auto parts stores with approximately 5 million annual retail visits. The Company’s steel manufacturing operations produce finished steel products, including rebar, wire rod and other specialty products. The Company began operations in 1906 in Portland, Oregon.

SCHNITZER STEEL INDUSTRIES, INC.
FINANCIAL HIGHLIGHTS
(in thousands)
(Unaudited)

	For the Three Months Ended			For the Six Months Ended
	February 28, 2019	November 30, 2018	February 28, 2018	February 28, 2019	February 28, 2018

REVENUES:

Auto and Metals Recycling:
Ferrous revenues	$257,488	$298,812	$307,687	$556,300	$562,670
Nonferrous revenues	99,484	104,181	110,388	203,665	220,731
Retail and other revenues	29,093	33,419	31,710	62,512	64,438
Total Auto and Metals Recycling revenues	386,065	436,412	449,785	822,477	847,839

Cascade Steel and Scrap:
Steel revenues	74,025	101,337	81,542	175,362	161,988
Recycling revenues	16,373	29,049	35,172	45,422	44,710
Total Cascade Steel and Scrap revenues	90,398	130,386	116,714	220,784	206,698
Intercompany sales eliminations	(2,898)	(2,778)	(7,056)	(5,676)	(11,815)
Total revenues	$473,565	$564,020	$559,443	$1,037,585	$1,042,722

OPERATING INCOME:

AMR operating income	$21,741	$23,017	$45,132	$44,758	$80,304
CSS operating income	$5,768	$11,918	$5,413	$17,686	$13,889
Consolidated operating income	$19,036	$22,689	$33,358	$41,725	$59,781

Adjusted AMR operating income(1)	$21,741	$23,080	$45,132	$44,821	$79,887
Adjusted CSS operating income(1)	5,768	11,918	5,413	17,686	13,801
Adjusted segment operating income(1)	27,509	34,998	50,545	62,507	93,688
Corporate expense	(8,095)	(12,205)	(16,750)	(20,300)	(33,394)
Intercompany eliminations	158	161	(346)	319	(827)
Adjusted operating income(1)	19,572	22,954	33,449	42,526	59,467
Asset impairment (charges) recoveries, net	—	(63)	—	(63)	88
Restructuring charges and other exit-related activities	(536)	(202)	(91)	(738)	(191)
Recoveries related to the resale or modification of previously contracted shipments	—	—	—	—	417
Total operating income	$19,036	$22,689	$33,358	$41,725	$59,781
(1) See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands)
(Unaudited)

	For the Three Months Ended			For the Six Months Ended
	February 28, 2019	November 30, 2018	February 28, 2018	February 28, 2019	February 28, 2018
Revenues	$473,565	$564,020	$559,443	$1,037,585	$1,042,722
Cost of goods sold	414,688	490,132	472,462	904,820	878,713
Selling, general and administrative	39,489	51,419	53,638	90,908	104,681
(Income) from joint ventures	(184)	(485)	(106)	(669)	(556)
Asset impairment charges (recoveries), net	—	63	—	63	(88)
Restructuring charges and other exit-related activities	536	202	91	738	191
Operating income	19,036	22,689	33,358	41,725	59,781
Interest expense	(2,067)	(1,906)	(2,281)	(3,973)	(4,340)
Other income, net	321	23	101	344	950
Income from continuing operations before income taxes	17,290	20,806	31,178	38,096	56,391
Income tax (expense) benefit	(3,855)	(4,116)	10,577	(7,971)	4,620
Income from continuing operations	13,435	16,690	41,755	30,125	61,011
Income (loss) from discontinued operations, net of tax	(138)	(72)	164	(210)	129
Net income	13,297	16,618	41,919	29,915	61,140
Net income attributable to noncontrolling interests	(405)	(430)	(903)	(835)	(1,760)
Net income attributable to SSI	$12,892	$16,188	$41,016	$29,080	$59,380

Net income per share attributable to SSI:
Basic:
Income per share from continuing operations attributable to SSI	$0.47	$0.59	$1.47	$1.06	$2.14
Income (loss) per share from discontinued operations attributable to SSI	—	—	0.01	(0.01)	—
Net income per share attributable to SSI	$0.47	$0.59	$1.48	$1.05	$2.14
Diluted:
Income per share from continuing operations attributable to SSI	$0.46	$0.57	$1.42	$1.04	$2.06
Income (loss) per share from discontinued operations attributable to SSI	—	—	0.01	(0.01)	—
Net income per share attributable to SSI(1)	$0.46	$0.57	$1.42	$1.03	$2.07

Weighted average number of common shares:
Basic	27,630	27,505	27,797	27,568	27,745
Diluted	28,114	28,364	28,805	28,239	28,737
Dividends declared per common share	$0.1875	$0.1875	$0.1875	$0.3750	$0.3750
(1) May not foot due to rounding.

SCHNITZER STEEL INDUSTRIES, INC.
SELECTED OPERATING STATISTICS
(Unaudited)
			YTD
	1Q19	2Q19	2019
SSI Total Volumes(1)
Total ferrous volumes (LT)	1,079,705	957,214	2,036,919
Total nonferrous volumes (000s LB)	166,977	154,571	321,548
Auto and Metals Recycling
Ferrous selling prices ($/LT)(2)
Domestic	$290	$286	$288
Export	$314	$288	$301
Average	$306	$287	$297
Ferrous sales volume (LT)
Domestic	339,879	343,017	682,896
Export	578,976	515,171	1,094,147
Total	918,855	858,188	1,777,043

Nonferrous average price ($/LB)(2)(3)	$0.59	$0.58	$0.59
Nonferrous sales volume (000s LB)(3)	152,869	141,307	294,176
Car purchase volume (000s)(4)	94	89	183
Auto stores at end of quarter	51	51	51
Cascade Steel and Scrap
Finished steel average sales price ($/ST)(2)	$747	$737	$743
Sales volume (ST)
Rebar	81,470	59,424	140,894
Coiled products	37,418	34,489	71,907
Merchant bar and other	316	209	525
Finished steel products sold	119,204	94,122	213,326

Rolling mill utilization(5)	87%	76%	81%

(1) Ferrous and nonferrous volumes sold externally by AMR and CSS and delivered to our steel mill for finished steel production.
(2) Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer.
(3) Excludes PGM metals in catalytic converters.
(4) Cars purchased by auto parts stores only.
(5) Rolling mill utilization is based on effective annual production capacity under current conditions of 580 thousand tons of finished steel products.

SCHNITZER STEEL INDUSTRIES, INC.
SELECTED OPERATING STATISTICS
(Unaudited)
					Fiscal
	1Q18	2Q18	3Q18	4Q18	2018
SSI Total Volumes(1)
Total ferrous volumes (LT)	912,145	1,062,260	1,118,743	1,205,803	4,298,951
Total nonferrous volumes (000s LB)	141,046	144,024	162,667	188,359	636,096
Auto and Metals Recycling
Ferrous selling prices ($/LT)(2)
Domestic	$259	$278	$314	$303	$291
Export	$306	$327	$347	$328	$328
Average	$292	$314	$337	$321	$317
Ferrous sales volume (LT)
Domestic	237,464	239,571	293,323	314,974	1,085,332
Export	559,154	656,738	690,019	716,834	2,622,745
Total	796,618	896,309	983,342	1,031,808	3,708,077

Nonferrous average price ($/LB)(2)(3)	$0.73	$0.72	$0.74	$0.69	$0.72
Nonferrous sales volume (000s LB)(3)	129,137	129,549	146,043	166,976	571,705
Car purchase volume (000s)(4)	108	102	109	105	424
Auto stores at end of quarter	53	53	53	52	52
Cascade Steel and Scrap
Finished steel average sales price ($/ST)(2)	$599	$619	$703	$741	$666
Sales volume (ST)
Rebar	84,243	79,718	91,603	81,182	336,746
Coiled products	40,928	43,056	46,673	43,878	174,535
Merchant bar and other	2,049	1,937	1,945	1,950	7,881
Finished steel products sold	127,220	124,711	140,221	127,010	519,162

Rolling mill utilization(5)	95%	83%	91%	83%	88%

(1) Ferrous and nonferrous volumes sold externally by AMR and CSS and delivered to our steel mill for finished steel production.
(2) Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer.
(3) Excludes PGM metals in catalytic converters.
(4) Cars purchased by auto parts stores only.
(5) Rolling mill utilization is based on effective annual production capacity under current conditions of 580 thousand tons of finished steel products.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
	February 28, 2019	August 31, 2018
Assets
Current assets:
Cash and cash equivalents	$13,173	$4,723
Accounts receivable, net	165,307	169,418
Inventories	198,565	205,877
Other current assets	41,908	68,341
Total current assets	418,953	448,359

Property, plant and equipment, net	428,777	415,711

Goodwill and other assets	239,522	240,747

Total assets	$1,087,252	$1,104,817

Liabilities and Equity
Current liabilities:
Short-term borrowings	$1,215	$1,139
Other current liabilities	169,735	253,538
Total current liabilities	170,950	254,677

Long-term debt	161,866	106,237

Other long-term liabilities	73,589	73,793

Equity:
Total Schnitzer Steel Industries, Inc. (“SSI”) shareholders’ equity	676,607	666,078
Noncontrolling interests	4,240	4,032
Total equity	680,847	670,110
Total liabilities and equity	$1,087,252	$1,104,817

Non-GAAP Financial Measures

This press release contains performance based on adjusted net income and adjusted diluted earnings per share from continuing operations attributable to SSI and adjusted consolidated, AMR and CSS operating income, which are non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have provided reconciliations of these measures for each period discussed to the most directly comparable U.S. GAAP measure. Management believes that presenting these non-GAAP financial measures provides a meaningful presentation of our results from business operations excluding adjustments for asset impairment charges net of recoveries, restructuring charges and other exit-related activities, recoveries related to the resale or modification of previously contracted shipments, and the income tax expense (benefit) allocated to these adjustments, items which are not related to underlying business operational performance, and improves the period-to-period comparability of our results from business operations. Adjusted operating results in fiscal 2015 excluded the impact from the resale or modification of the terms, each at significantly lower prices due to sharp declines in selling prices, of previously contracted bulk shipments for delivery during fiscal 2015. Recoveries resulting from settlements with the original contract parties, which began in the third quarter of fiscal 2016 and concluded in the first quarter of fiscal 2018, are reported within selling, general and administrative expense in the quarterly statements of income and are also excluded from the measures. Further, management believes that debt, net of cash is a useful measure for investors because, as cash and cash equivalents can be used, among other things, to repay indebtedness, netting this against total debt is a useful measure of our leverage. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the most directly comparable U.S. GAAP measures.

($ in millions)	Quarter			YTD
	2Q19	2Q18	1Q19	2Q19	2Q18
Consolidated operating income:
Operating income	$19	$33	$23	$42	$60
Asset impairment charges (recoveries), net	—	—	—	—	—
Restructuring charges and other exit-related activities	1	—	—	1	—
Recoveries related to the resale or modification of previously contracted shipments	—	—	—	—	—
Adjusted consolidated operating income(1)	$20	$33	$23	$43	$59

AMR operating income:
Operating income	$22	$45	$23	$45	$80
Asset impairment charges (recoveries), net	—	—	—	—	—
Recoveries related to the resale or modification of previously contracted shipments	—	—	—	—	—
Adjusted AMR operating income	$22	$45	$23	$45	$80

CSS operating income:
Operating income	$6	$5	$12	$18	$14
Asset impairment charges (recoveries), net	—	—	—	—	—
Adjusted CSS operating income	$6	$5	$12	$18	$14

(1) May not foot due to rounding.

Net income from continuing operations attributable to SSI
($ in millions)	Quarter			YTD
	2Q19	2Q18	1Q19	2Q19	2Q18
Net income from continuing operations attributable to SSI	$13	$41	$16	$29	$59
Asset impairment charges (recoveries), net	—	—	—	—	—
Restructuring charges and other exit-related activities	1	—	—	1	—
Recoveries related to the resale or modification of previously contracted shipments	—	—	—	—	—
Income tax expense (benefit) allocated to adjustments(1)	—	—	—	—	—
Adjusted net income from continuing operations attributable to SSI(2)	$13	$41	$16	$30	$59

(1)	Income tax allocated to the aggregate adjustments reconciling reported and adjusted net income from continuing operations attributable to SSI is determined based on a tax provision calculated with and without the adjustments.
(2)	May not foot due to rounding.

Diluted earnings per share from continuing operations attributable to SSI
($ per share)	Quarter			YTD
	2Q19	2Q18	1Q19	2Q19	2Q18
Diluted earnings per share from continuing operations attributable to SSI	$0.46	$1.42	$0.57	$1.04	$2.06
Asset impairment charges (recoveries), net	—	—	—	—	—
Restructuring charges and other exit-related activities	0.02	—	0.01	0.03	0.01
Recoveries related to the resale or modification of previously contracted shipments	—	—	—	—	(0.01)
Income tax expense (benefit) allocated to adjustments(1)	—	—	—	(0.01)	—
Adjusted diluted earnings per share from continuing operations attributable to SSI(2)	$0.48	$1.42	$0.58	$1.06	$2.05

(1)	Income tax allocated to the aggregate adjustments reconciling reported and adjusted diluted earnings per share from continuing operations attributable to SSI is determined based on a tax provision calculated with and without the adjustments.
(2)	May not foot due to rounding.

Debt, net of cash
($ in thousands)
	February 28, 2019	November 30, 2018	August 31, 2018
Short-term borrowings	$1,215	$1,156	$1,139
Long-term debt, net of current maturities	161,866	167,394	106,237
Total debt	163,081	168,550	107,376
Less: cash and cash equivalents	13,173	11,216	4,723
Total debt, net of cash	$149,908	$157,334	$102,653

Forward-Looking Statements

Statements and information included in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Except as noted herein or as the context may otherwise require, all references in this press release to “we,” “our,” “us,” “Company,” “Schnitzer,” and “SSI” refer to Schnitzer Steel Industries, Inc. and its consolidated subsidiaries.

Forward-looking statements in this press release include statements regarding future events or our expectations, intentions, beliefs and strategies regarding the future, which may include statements regarding trends, cyclicality and changes in the markets we sell into; the Company’s outlook, growth initiatives or expected results or objectives, including pricing, margins, sales volumes and profitability; strategic direction or goals; targets; changes to manufacturing and production processes; the cost of and the status of any agreements or actions related to our compliance with environmental and other laws; expected tax rates, deductions and credits and the impact of federal tax reform; the impact of tariffs, quotas and other trade actions; the realization of deferred tax assets; planned capital expenditures; liquidity positions; ability to generate cash from continuing operations; the potential impact of adopting new accounting pronouncements; obligations under our retirement plans; benefits, savings or additional costs from business realignment, cost containment and productivity improvement programs; and the adequacy of accruals.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “outlook,” “target,” “aim,” “believes,” “expects,” “anticipates,” “intends,” “assumes,” “estimates,” “evaluates,” “may,” “will,” “should,” “could,” “opinions,” “forecasts,” “projects,” “plans,” “future,” “forward,” “potential,” “probable,” and similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking.

We may make other forward-looking statements from time to time, including in reports filed with the Securities and Exchange Commission, press releases, presentations and on public conference calls. All forward-looking statements we make are based on information available to us at the time the statements are made, and we assume no obligation to update any forward-looking statements, except as may be required by law. Our business is subject to the effects of changes in domestic and global economic conditions and a number of other risks and uncertainties that could cause actual results to differ materially from those included in, or implied by, such forward-looking statements. Some of these risks and uncertainties are discussed in “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K, as supplemented by our subsequently filed Quarterly Reports on Form 10-Q. Examples of these risks include: potential environmental cleanup costs related to the Portland Harbor Superfund site or other locations; the cyclicality and impact of general economic conditions; changing conditions in global markets including the impact of tariffs, quotas and other trade actions; volatile supply and demand conditions affecting prices and volumes in the markets for both our products and raw materials we purchase; imbalances in supply and demand conditions in the global steel industry; the impact of goodwill impairment charges; the impact of long-lived asset and equity investment impairment charges; inability to achieve or sustain the benefits from productivity, cost savings and restructuring initiatives; difficulties associated with acquisitions and integration of acquired businesses; customer fulfillment of their contractual obligations; increases in the relative value of the U.S. dollar; the impact of foreign currency fluctuations; potential limitations on our ability to access capital resources and existing credit facilities; restrictions on our business and financial covenants under our bank credit agreement; the impact of consolidation in the steel industry; inability to realize expected benefits from investments in technology; freight rates and the availability of transportation; the impact of equipment upgrades, equipment failures and facility damage on production; product liability claims; the impact of legal proceedings and legal compliance; the adverse impact of climate change; the impact of not realizing deferred tax assets; the impact of tax increases and changes in tax rules; the impact of one or more cybersecurity incidents; environmental compliance costs and potential environmental liabilities; inability to obtain or renew business licenses and permits or renew facility leases; compliance with climate change and greenhouse gas emission laws and regulations; reliance on employees subject to collective bargaining agreements; and the impact of the underfunded status of multiemployer plans in which we participate.

CONTACT:
Investor Relations:
Michael Bennett
(503) 323-2811
mcbennett@schn.com

Company Info:
www.schnitzersteel.com
ir@schn.com